EXHIBIT 10.2

(Hore – Execution Original)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 1st day of April, 2016 (“Effective Date”) between PCB GROUP, INC., 3425 Walden Avenue, Depew, New York (the “Company”) and DAVID T. HORE, an individual residing at 59 Grandview Trail, Orchard Park, New York (“Employee”).

WHEREAS the Company and its Affiliates own and/or possess certain valuable Confidential Information relating to their respective businesses and the businesses of their Business Partners and Customers;

WHEREAS Employee is currently employed by the Company and has had access to and will continue to have access to, and has contributed and may contribute to, Confidential Information of the Company and Company Affiliates;

WHEREAS the Company and Employee are parties to that certain Employment Agreement, dated as of January 1, 2004 (the “Existing Employment Agreement”), a copy of Sections 12, 13 and 14 of which is attached hereto and made a part hereof as Exhibit A;

WHEREAS the Company desires to continue to employ Employee, and Employee desires to continue to be employed by the Company, upon the terms herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto (individually, a “Party”; collectively, the “Parties”) hereby agree as follows:

ARTICLE 1- DEFINITIONS

1.1                               Definitions.

a.                                      “Affiliate” of the Company means each entity listed on Schedule 1.1a.

b.                                      “Applicable Law” means all applicable: (1) laws, rules, regulations, statutes, orders and ordinances of any Government Entity; and (2) common law.

c.                                       “Business Partner” means any Person with whom a Party or any of its Affiliates transacts or has transacted business.

d.                                      “Cause” means any reasonable determination by the Company’s Board of Directors (the “Board”) that Employee has:

(1)                                 refused to follow any legal directive of the Board, to the extent such legal directive is not inconsistent with any terms of this Agreement;

(2)                                 committed any act or omission that:

(a)                                 constitutes a felony under the laws of the United States of America (“U.S.”) or any state;

(b)                                 constitutes any crime involving moral turpitude; or

(c)                                  involves dishonesty, willful malfeasance or willful misconduct that: (1) damages the Company or any Company Affiliate; (2) results in the Company or any Company Affiliate: (i) having committed a felony under the laws of the U.S. or any state; or (ii) being subjected to any material civil penalty or liability that would have a material adverse effect on the business, property or condition of the Company or any Company Affiliate;

(3)                                 engaged in fighting with (other than in self defense), threatened or attempted bodily harm to, or maliciously harassed any employee, director or agent of the Company or any Company Affiliate;

(4)                                 breached or defaulted in the performance of any agreement made by Employee in this Agreement or under the Existing Confidentiality Provisions or failed to fulfill any duty or obligation that he is required to perform in this Agreement or under the Existing Confidentiality Provisions; which breach, default or failure: (a) would have a material adverse effect on the business, property or condition of the Company or any Company Affiliate; and (b) is not cured within Thirty (30) days after notice thereof to Employee; or

(5)                                 breached any, or made any false or fraudulent, representation or warranty in this Agreement.

e.                                       “Change in Control” means:

(1)                                 any Person or Persons (who are not shareholders of the Company on the Effective Date) becoming the beneficial owner or owners, directly or indirectly, of securities of the Company representing a majority of  the total voting power of all of the Company’s then outstanding voting securities;

(2)                                 a merger or consolidation of the Company in which its outstanding voting securities immediately prior to such merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; or

(3)                                 a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

f.                                        “Company Policies” means all policies, procedures, rules, regulations and decisions that the Company or PCB Piezotronics, Inc. (“Piezotronics”) has in effect on the Effective Date relating to the operation of its business and affairs.

g.                                       “Confidential Information” means all information, in whatever form, relating to any business of the Company or any of its Affiliates or Business Partners, that: (1) is treated as confidential by the Company or any Company Affiliate; and (2) has been or is disclosed to Employee or otherwise learned, observed or perceived by Employee, at any time during the Employment Relationship (including all such information made, conceived, originated, created, developed, derived or reduced to practice by Employee at any time during the Employment Relationship).  “Confidential Information” includes data, formulas, formulations, drawings, blueprints, plans, equipment, prototypes, compositions, research and development, processes, business, financial and other plans, reports and records, names, locations, buying history, contact information and requirements of Customers and suppliers, customer leads, specifications, inventions, ideas, product designs, services, budgets, accounts, projections, partnerships, information systems, computer hardware, software, systems, programs, source codes and object codes, forecasts, revenues, market information, pricing, costs, sales, profits, intellectual property, technology, patent applications, licenses, trade secrets, know-how, techniques, original works of authorship and any other information of a similar nature, whether or not patentable or copyrightable.  “Confidential Information” also includes all documents, computer disks, compact discs, notes and other tangible materials containing or relating to any such information (collectively, the “Tangible Materials”) and all observations, oral disclosures, visual disclosures, electronic disclosures and any other information (in whatever form) that may be perceived, reproduced, transmitted or communicated in any way, whether or not patentable or copyrightable.  “Confidential Information” does not include information that is generally known to the public prior to disclosure or after disclosure becomes generally known to the public through no act or failure to act on the part of Employee; provided, however, to the extent that Confidential Information consists of a combination of elements individually generally known to the public, this exclusion shall not apply if such elements are not generally known to the public in said combination.  The burden of proof to establish the foregoing exception shall be on Employee.

h.                                      “Customer” means:

(1)                                 any customer of the Company or any Company Affiliate that purchased or purchases any product or service from the Company or any Company Affiliate, as the case may be, at any time during the Five (5) year period prior to the Effective Date, or on or after the Effective Date; and

(2)                                 any prospective customer solicited by the Company or any Company Affiliate, as the case may be, at any time during the Two (2) year period prior to the Effective Date, or on or after the Effective Date, to purchase: (a) any product or service offered by the Company or any Company Affiliate; or (b) any product or service competitive with or similar in form or function to, any product or service offered by the Company or any Company Affiliate.

i.                                          “Disability” means any mental or physical condition that renders Employee unable to perform his duties hereunder for at least One Hundred Eighty (180) days within any Three Hundred Sixty (360) day period.

j.                                         “Employment Relationship” means the employment relationship between the Company and Employee, both during the Term and thereafter as employment at will.

k.                                      “Existing Confidentiality Provisions” means Section 12 of the Existing Employment Agreement and Sections 13 and 14 thereof to the extent they pertain to said Section 12.

l.                                          “Good Reason” means one or more of the following circumstances:

(1)                                 the assignment to Employee of duties materially and adversely inconsistent with respect to his offices, titles and reporting requirements as they existed on the Effective Date;

(2)                                 any required relocation of Employee outside of the Buffalo, New York metropolitan area; or

(3)                                 any requirement that Employee travel outside the Buffalo, New York metropolitan area more than a total of Ninety (90) days in any Three Hundred Sixty (360) consecutive day period.

m.                                  “Government Entity” means any supranational, national, state, provincial, regional, municipal, local or foreign government, any instrumentality, subdivision, court, tribunal, arbitral body, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any tax, regulatory or governmental or quasi-governmental authority.

n.                                      “Inventions” means any right, title or interest of any of the following anywhere in the world: all ideas, inventions, concepts, discoveries, designs, methods, acknowledgements, improvements, processes, patents, patent applications, trademarks, service marks, copyrights, moral rights, copyrightable works, trade dress, trade secrets, know-how, designs, techniques, data, work product, computer software, programs, source codes and object codes, workpapers, computer disks, content, electronic files, digital files, derivative work, original works of authorship, business ideas and all other intellectual property rights and proprietary rights, of any kind (whether or not they can be or are patented, registered or otherwise protected under any patent, copyright, trademark or other intellectual property law) and all rights and claims related thereto, in whatever form, and all rights and claims related thereto, that:

(1)                                 are made, conceived, originated, created, developed, derived or reduced to practice, whether actually or constructively, by Employee, either individually or jointly with any Person, at any time during the Employment Relationship, either during or after normal working hours; and

(2)                                 directly or indirectly:

(a)                                 relate to any aspect of the Business in which the Company or any Company Affiliate was engaged at any time during the Employment Relationship;

(b)                                 relate to any actual or contemplated Business research or development of the Company or any Company Affiliate;

(c)                                  relate to or result or arise from any of the work, labor or services performed by Employee for the Company or any Company Affiliate pursuant to the Employment Relationship;

(d)                                 involve or result from access to or the use of any equipment, supplies or facilities of the Company or any Company Affiliate or any Confidential Information; or

(e)                                  incorporate, embody, arise from or relate to any Confidential Information.

o.                                      “PCB Senior Management Team” means the individuals listed on Schedule 1.1o.

p.                                      “Person” means any individual, association, corporation, partnership, limited liability company, limited liability partnership, Government Entity or any other entity of any kind.

q.                                      “Similar Business” means any business competitive with or substantially similar to the business of the Company and/or any Company Affiliate on and as of the Effective Date.

r.                                         “Termination Date” means the effective date of the expiration or termination of the Employment Relationship.

ARTICLE 2- EMPLOYMENT; TERM; DUTIES

2.1                               Employment.  The Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms set forth herein.

2.2                               Term.  The term of this Agreement (the “Term”) commences on the Effective Date and (unless renewed as set forth below) expires on the Two (2) year anniversary of the later to occur of: (a) the Effective Date (the “Initial Term”); or (b) the consummation date of any Change in Control that occurs during the Initial Term or any Renewal Term. The Term will be automatically renewed for successive periods (each, a “Renewal Term”), each commencing at the end of the then current Term and expiring on the next following anniversary of the Effective Date, unless written notice of election not to renew has been given by one Party to the other at least Ninety (90) days prior to the end of the then current Term.  Notwithstanding the foregoing, the Term may be earlier terminated pursuant to Article 5 below.

2.3                               Capacity.  During the Term, Employee will: (a) be employed by the Company as President, his powers and duties in that capacity to be such as may be reasonably determined by the Board and as usually pertain to such position, and be subject to the general supervision, direction and control of the Board; and (b) serve, without additional compensation, in such other offices of the Company or any Company Affiliate to which he may be elected or appointed by or at the direction of the Board, consistent with the discharge of his duties as President.

2.4                               Duties.  During the Term, Employee agrees to devote his: (a) full business time, attention and energies to the business of the Company; and (b) reasonable, good faith efforts, skills and abilities to faithfully perform such duties as are customary and appropriate in his capacity as President as set forth in Section 2.3 above, in each case to the best of his ability.  Employee will have all power and authority reasonably required to enable him to discharge such duties in an effective manner, including the authority to bind the Company.  Employee agrees to comply with all Company Policies in the performance of his duties hereunder.

2.5                               Place of Employment.  Employee will perform his duties hereunder at the Company’s headquarters in Depew, New York; provided, however: (a) he acknowledges that he will be required to travel from time to time and render services in different locations incident to the performance of his duties hereunder; and (b) he will not be required to travel outside the Buffalo, New York metropolitan area more than a total of Ninety (90) days in any Three Hundred Sixty (360) consecutive day period.

2.6                               Employee Representations and Warranties.  Employee hereby represents and warrants that he: (a) is able to enter into this Agreement; (b) is not a party to or bound by any agreement with a third party or other legal obligation that would conflict in any manner with, or restrict him in any way in, the performance of his duties hereunder; (c) has returned all property and confidential information belonging to all prior employers; and (d) has not, and will not during the Employment Relationship, disclose to the Company or use for the Company’s benefit any confidential information or material in violation of the rights of former employers or any third parties.  Employee will immediately report to the Board any request from any Person within or without the Company to use or disclose any such confidential information.

ARTICLE 3 - COMPENSATION; BENEFITS

3.1                               Compensation.  The Company will pay Employee a salary of Five Hundred Thousand and 00/100 Dollars ($500,000.00) per year, as such salary may be increased in accordance with Section 3.2 below (“Salary”).  The Salary, less any amounts required to be withheld by Applicable Law, will be payable in accordance with the Company’s general payroll procedures.  No Salary shall be payable for any period of time in which Employee is suffering from a Disability.

3.2                               Salary Review.  The Company will review Employee’s performance of his duties hereunder in accordance with Company Policies.  The Company may, from time to time, in its sole discretion, increase, but not decrease, the Salary payable to Employee.

3.3                               Other Benefits.  The Company will also provide the following benefits to Employee:

a.                                      Paid Time Off — Five (5) weeks of paid time off for each calendar year during the Term, payable in accordance with the terms of Company Policies in effect, copies of which have been provided to Employee.

b.                                      Holidays — Paid holidays in accordance with the terms of Company Policies.

c.                                       Bonuses — Payment of any bonus compensation as the Board may from time to time determine, in its sole discretion.

d.                                      Other Benefit Plans — Participation in and receipt of benefits consistent with all other similarly situated employees at the Company or Piezotronics under any 401(k) plan, insurance plan, medical insurance plan and other employee benefit plans, and other benefits (that may be provided through the Company or Piezotronics) as may be adopted by the Company or Piezotronics from time to time, in its sole discretion.  The eligibility criteria and amount and extent of benefits to which Employee may be entitled shall be governed by such benefit plans as such may be amended from time to time.

3.4                               Expenses.  The Company will pay or reimburse Employee (in accordance with the Company Policies in effect) for all reasonable business travel and other business expenses actually incurred or paid by Employee in furtherance of performance of his duties hereunder, upon presentation of expense statements and such other supporting information as the Company may reasonably request.  In the event of any actual or apparent conflict between this Section 3.4 and the Company Policies, the latter shall control.

ARTICLE 4 - CONFIDENTIAL INFORMATION; INVENTIONS;
NONCOMPETITION; NONSOLICITATION

4.1                               Confidential Information.

a.                                      Existing Confidentiality Provisions — Notwithstanding anything contained herein to the contrary, the Existing Confidentiality Provisions shall: (1) govern the disclosure of any Company confidential or proprietary information between the Parties prior to the Effective Date; and (2) survive and continue to bind the Parties after the Effective Date to the extent and for so long as may be necessary to give effect to the rights, duties and obligations of the Company pursuant to the Existing Confidentiality Provisions, subject to any applicable statutes of limitation.

b.                                      Duty — During the Employment Relationship and after the expiration or earlier termination of the Employment Relationship (whether such termination is voluntary or involuntary or is with or without Cause or Good Reason), Employee will:  (1) comply with all Company Policies relating to the use and protection of the Confidential Information; (2) maintain the Confidential Information in confidence and take all necessary steps to protect the confidential nature of the Confidential Information; (3) except as set forth in Section 4.1b(4) below, not publish or disclose the Confidential Information in any way, directly or indirectly, to any Person other than employees of the Company or any Company Affiliate who have a specific “need to know” such Confidential Information, and then only to the extent necessary for the purpose of enabling such individuals to perform their assigned tasks for the Company and/or any Company Affiliate, as the case may be, and for no other purpose of any kind; (4) use the Confidential Information only as needed in the ordinary course of performing his duties pursuant to the Employment Relationship and for no other purpose of any kind; and (5) not copy any Confidential Information or remove any Confidential Information from any premises of the Company or any Company Affiliate, except as required to perform his duties pursuant to the Employment Relationship.

c.                                       Ownership - The disclosure of Confidential Information shall not be construed as granting to Employee, either expressly or by implication, any right, title or interest of any kind in any intellectual property of the Company, any Company Affiliate or any Business Partner, as the case may be, or any other Confidential Information.  All Confidential Information and all copies thereof (including all Tangible Materials) are and shall at all times remain the sole and exclusive property of the Company or the appropriate Company Affiliate or Business Partner, as the case may be.

d.                                      Legal Order - If Confidential Information is required to be disclosed by Employee by process of law or pursuant to a law, rule, regulation, statute, order or ordinance of any Government Entity having jurisdiction thereof (“Legal Order”), then, prior to making any such disclosure, Employee, unless precluded by Applicable Law or court order from doing so, shall provide the Company with immediate written notice of such Legal Order so that the Company or Company Affiliate, as the case may be, may seek a protective order or other appropriate equitable remedy with respect thereto, and Employee shall not disclose any part of such Confidential Information pending conclusion of any legal proceedings regarding such disclosure.  If such protective order or other appropriate equitable remedy cannot be obtained, Employee shall disclose only such part of the Confidential Information as is specifically required by such Legal Order and exercise his best efforts to obtain reliable assurance that confidential treatment shall be accorded the Confidential Information.

e.                                       Return — Upon the expiration or earlier termination of the Employment Relationship, Employee will: (1) immediately return to the Company all Tangible Materials disclosed to him pursuant to the Employment Relationship and retain no copies, summaries or abstracts thereof; and (2) certify to the Company that he has fully complied with all of his duties in this Section 4.1.  The expiration or earlier termination of the Employment Relationship shall not affect any right, title or interest of any kind of the Company or any Company Affiliate in the Confidential Information.

4.2                               Inventions.

a.                                      Company Ownership — During the Employment Relationship and at all times after the expiration or earlier termination of the Employment Relationship (whether such termination is voluntary or involuntary or is with or without Cause or Good Reason), Employee hereby agrees:

(1)                                 that the Company shall own solely and exclusively all right, title and interest in and to all Inventions;

(2)                                 that all Inventions protectable by copyright shall be owned solely and exclusively by the Company.  If Employee shall be deemed to retain any right, title or interest in any such copyright, by operation of law or otherwise, then, without any requirement of further consideration, Employee agrees to assign and hereby does assign to the Company all of Employee’s right, title and interest in and to any such copyright, throughout the world, and waives all moral rights in association thereto;

(3)                                 if Employee shall be deemed to retain any right, title or interest in any Invention, by operation of law or otherwise, then, without any requirement of further consideration, Employee hereby agrees to: (a) assign and hereby does assign, to the Company all of Employee’s right, title and interest in and to all such Invention throughout the world, all applications for any patent relating to any Invention, and all patents, trademarks, service marks, trade dress and registrations, and any other intellectual property rights and any other proprietary rights, of any kind, relating to any such Invention; and (b) promptly review and execute, without additional compensation, all Invention applications, assignments, declarations, powers of attorney and all other documents relating to any Invention as and when requested by the Company (including instruments of conveyance and waivers of moral rights), and to otherwise generally assist the Company, without additional compensation, as to the obtaining, maintaining, protecting and/or confirming of any intellectual right and/or any other proprietary right, of any kind, in any Invention, all at the Company’s expense;

(4)                                 that he waives and agrees to waive, unconditionally and irrevocably, all moral rights and all rights of a similar nature that Employee has or in the future may have in or to any Inventions anywhere in the world, to the fullest extent that such rights may be waived;

(5)                                 not to, directly or indirectly, file or cause to be filed by any Person, any domestic or foreign patent, trademark, service mark or copyright application relating to any Invention or any Confidential Information;

(6)                                 not to assert any right or claim that any Invention was made, conceived, originated, created, developed, derived or reduced to practice, whether actually or constructively, by Employee prior to the Employment Relationship;

(7)                                 not to challenge in any way the validity of any (domestic or foreign) patent, trademark, service mark or copyright obtained by the Company or any Company Affiliate in which Employee is an inventor and/or author; and

(8)                                 that the compensation paid to Employee during the Employment Relationship constitutes full and complete compensation for all of Employee’s duties in this Section 4.2 and all right, title and interest of Employee, if any, in any Invention.

4.3                               Noncompetition; Nonsolicitation.

a.                                      Scope of Restriction — Employee agrees that during the Employment Relationship and for a period of One (1) year after the expiration or earlier termination of the Employment Relationship (whether such termination is voluntary or involuntary or is with or without Cause or Good Reason), Employee will not in any way, anywhere in the world, directly or indirectly, for his own account or for the account of any Person, as owner, shareholder, partner, creditor, member, officer, director, employee, principal, sole proprietor, consultant, agent, representative or otherwise (other than for the Company or any Company Affiliate):

(1)                                 (a) engage in any Similar Business; (b) take part in, own, finance, operate, manage, control, affiliate with, consult with, be employed by, provide services to, act as an agent or representative for or otherwise participate in the business of, any Similar Business; or (c) subject to Section 4.3b below, share in the earnings of or invest in the securities of any Similar Business;

(2)                                 solicit, attempt to solicit or accept, the trade, business or patronage of any Customer as to: (a) any product or service promoted, marketed, sold, distributed or provided: (i) by the Company or any Company Affiliate at any time prior to the Effective Date; or (ii) by the Company or any Company Affiliate at any time during the Employment Relationship; or (b) any product or service competitive with or similar in form or function to any such product or service;

(3)                                 divert or attempt to divert the trade, business or patronage of any Customer from the Company or any Company Affiliate or encourage or attempt to persuade any Customer to reduce or terminate any business relationship with the Company or any Company Affiliate;

(4)                                 solicit, attempt to solicit for employment or hire, as an employee, independent contractor or otherwise, any Person who was an employee or independent contractor of the Company or any Company Affiliate at any time during the One (1) year period prior to such solicitation, attempt or hiring;

(5)                                 encourage or attempt to encourage any then-current employee of the Company or any Company Affiliate to terminate his employment relationship with the Company or any Company Affiliate, as the case may be; or

(6)                                 interfere with the relationship between the Company and any of its employees, agents, representatives, consultants, distributors or suppliers.

b.                                      Permitted Investments — Notwithstanding Section 4.3a above, Employee will have the right to invest in the securities of a Person engaged in a Similar Business, but only if such securities are publicly traded on a national securities exchange or on a recognized over-the-counter market, and such investment does not exceed Five Percent (5%) of the issued and outstanding securities of such Person.

4.4                               Nondisparagement.  During the Employment Relationship and at all times after the expiration or earlier termination of the Employment Relationship (whether such termination is voluntary or involuntary or is with or without Cause or Good Reason): (a) Employee will not make any statement of any kind to any Person disparaging: (1) the Company or any Company Affiliate, or any of their respective businesses; or (2) any principal, member, shareholder, officer, director, manager or employee of the Company or any Company Affiliate; and (b) the Company will not make any statement of any kind to any Person disparaging Employee (other than as needed in the context of reviews and evaluations of Employee’s performance provided to Employee or the Board during the Employment Relationship).

4.5                               Acknowledgments.  Employee acknowledges and agrees that:

a.                                   the restrictions herein as to Employee are fair and reasonable in scope, duration, content and all other respects and are necessary to prevent competitive use of confidential or proprietary information and/or relationships that pertain particularly to the Company or any Company Affiliate, as the case may be;

b.                                      Employee has been given a full and complete opportunity to obtain suitable employment and earn a living with a business or perform services for a business other than as restricted herein, and Employee specifically waives any and all rights to claim otherwise;

c.                                       Employee is executing and delivering this Agreement knowingly and voluntarily of his own free will, without duress or coercion, in exchange for the consideration recited herein, which consideration Employee acknowledges and agrees is adequate and satisfactory; and

d.                                      the term and worldwide geographic scope of such noncompetition and nonsolicitation covenants are both reasonable and necessary given the nature of the business of the Company and Company Affiliates.

4.6                               Equitable Remedies.  Employee acknowledges and agrees that: (a) any breach or threatened breach of any of his covenants in Sections 4.1, 4.2, 4.3 or 4.4 above will result in irreparable injury to the Company and/or Company Affiliates for which there is no adequate remedy at law; (b) the Company and/or Company Affiliates will be entitled to immediate injunctive relief and specific performance of the covenants contained in Sections 4.1, 4.2, 4.3 or 4.4 above (without the posting of a bond); and (c) such equitable relief shall not be deemed or constitute: (1) an election of remedies to the exclusion of any other remedies to which the Company and/or Company Affiliates may be entitled under this Agreement or at law or in equity; or (2) a limitation on damages to which the Company and/or any Company Affiliate may be entitled.  No right or remedy herein conferred upon or reserved to the Company or any Company Affiliate is exclusive of any right or remedy herein or permitted in law or in equity, but each shall be cumulative of every other right or remedy given hereunder or now or hereafter existing at law or in equity (or by statute or otherwise).

4.7                               Tolling.  If Employee is found to have breached any of his covenants in Section 4.1 or 4.3 above, then the time period provided for in such covenant shall deemed to be tolled (i.e., it shall not run) for so long as Employee is in violation of such covenant, and the duration of such covenant shall be extended accordingly.

ARTICLE 5 - TERMINATION

5.1                               Termination.  The Parties will have the right to terminate this Agreement and the Employment Relationship prior to the expiration of the Term, as follows (provided, however, that if the Employment Relationship is not terminated concurrently with the expiration or earlier termination of this Agreement, Employee’s right under Section 5.2 below to payments after termination shall be determined and paid with reference to the termination of the Employment Relationship rather than the expiration or termination of this Agreement):

a.                                      With Cause — Subject to Section 5.2a below, the Company, by action of the Board, will have the right to terminate this Agreement and the Employment Relationship at any time with Cause, effective upon written notice to Employee.  Such Company right will not be exercisable by the Company unless Employee shall have failed to remedy the situation constituting Cause within Thirty (30) days after written notice has been delivered to Employee by the Company; provided, however, that no notice of Cause or opportunity to remedy such Cause shall be required if: (1) the situation constituting Cause is of a kind that is incapable of being remedied within a Thirty (30) day period; or (2) a similar situation constituting Cause has already occurred or been committed by Employee during the Term.

b.                                      Voluntary Without Good Reason — Subject to Section 5.2a below, Employee will have the right to voluntarily terminate this Agreement and the Employment Relationship without Good Reason on Thirty (30) days’ prior written notice to the Company.

c.                                       Without Cause — Subject to Section 5.2b below, the Company, by action of the Board, will have the right to terminate this Agreement and the Employment Relationship without Cause on Thirty (30) days’ prior written notice to Employee.

d.                                      With Good Reason — Subject to Section 5.2b below, Employee will have the right to terminate this Agreement and the Employment Relationship upon the occurrence of any circumstance constituting Good Reason which continues for a period in excess of Thirty (30) days after receipt by the Company of notice from Employee specifying such circumstances in reasonable detail.

e.                                       Death — Subject to Sections 5.2c below, this Agreement and the Employment Relationship will automatically terminate upon Employee’s death.  Termination for Employee’s death shall become effective upon death.

f.                                        Disability — Subject to Sections 5.2c below, if, during the Term, Employee fails to perform any of his duties hereunder on account of Disability, the Company will have the right to terminate this Agreement and the Employment Relationship upon the occurrence of Employee’s disability, effective upon written notice to Employee.

5.2                               Payments After Termination.

a.                                      With Cause by Company or Upon Employee’s Voluntary Termination of Employment Without Good Reason — If the Company terminates this Agreement and the Employment Relationship with Cause (as provided in Section 5.1a above) or if Employee voluntarily terminates this Agreement and the Employment Relationship without Good Reason (as provided in Section 5.1b above), then, in either event, the Company will pay Employee:

(1)                                 any accrued but unpaid Salary for the period through and including the Termination Date;

(2)                                 all accrued and unpaid vacation pay;

(3)                                 such other benefits, if any, to which Employee is entitled under any employee benefit plan of the Company or any Company Affiliate for the period through and including the Termination Date; and

(4)                                 any reimbursable expenses (as provided herein) for the period through and including the Termination Date.

b.                                      Without Cause by Company or With Good Reason by Employee — If the Company terminates this Agreement and the Employment Relationship without Cause (as provided in Section 5.1c above) or Employee terminates this Agreement and the Employment Relationship for Good Reason (as provided in Section 5.1d above), then, in either event, the Company will pay Employee:

(1)                                 any accrued but unpaid Salary for the period through and including the Termination Date;

(2)                                 severance payments (the “Severance Payments”) equal to Employee’s Salary on the Termination Date:

(a)                                 if the Termination Date occurs in the first Eighteen (18) months of the Initial Term, for the remainder of the Initial Term (the “Non-CIC Severance Payments”); plus

(b)                                 if the Termination Date occurs in the first Eighteen (18) months after the date of consummation of a Change in Control, if any (the “CIC Date”), in addition to any Non-CIC Severance Payments, for the remainder of the Twenty-Four (24) month period immediately following the CIC Date (the “CIC Severance Period”) (but only for any portion of the CIC Severance Period that occurs after the end of the Initial Term) (the “CIC Severance Payments”); or

(c)                                  if the Termination Date occurs at any time after the Eighteen (18) month anniversary of the later of the Effective Date or the CIC Date (if any), for the Six (6) month period after the Termination Date (the payment periods described in (a), (b) and (c) immediately preceding, collectively, the “Severance Period”);

(3)                                 the amount of any bonus compensation payable to Employee, if any, accrued as of the Termination Date, provided that Employee has achieved any required performance goals in connection therewith;

(4)                                 all accrued and unpaid vacation pay;

(5)                                 such other benefits, if any, to which Employee is entitled under any employee benefit plan of the Company or any Company Affiliate for the period through and including the Termination Date; and

(6)                                 any reimbursable expenses (as provided herein) for the period through and including the Termination Date.

In addition, to the extent permitted by Applicable Law and under the rules of any applicable insurer, the Company shall continue to provide, for a period equal to the duration of the Severance Payments pursuant to Section 5.2b(2) above, those benefits described in Section 3.3e above.  The Severance Payments shall be paid to Employee in accordance with the Company’s regular payroll policy during the Severance Period and all Severance Payments shall be conditioned upon Employee’s full release of all of Employee’s rights and claims against the Company, all Company Affiliates and their respective officers, directors, shareholders, employees, agents and advisors pursuant to the terms of a waiver and release, in form and substance satisfactory to the Company, in its sole discretion, that releases the Company, all

Company Affiliates and their respective officers, directors, shareholders, employees, agents and advisors from and against any and all claims of any nature whatsoever (including any and all statutory claims), and Employee does not revoke such waiver and release during any applicable statutory revocation period.  After termination of the Employment Relationship (as provided in this Section 5.2b), Employee shall not be deemed to be employed by the Company or any Company Affiliate, and neither the Company nor any Company Affiliate shall have any liability for any other form of compensation, damages or benefits of any kind (except as set forth above), arising under this Agreement or Applicable Law.

c.                                       Upon Death or Disability — Upon any termination of this Agreement and the Employment Relationship due to Employee’s death or Disability (as provided in Sections 5.1e and 5.1f above), then the Company will pay to Employee or his legal representative, as the case may be:

(1)                                 any accrued but unpaid Salary for the period through and including the Termination Date;

(2)                                 the amount of any bonus compensation payable to Employee, if any, accrued as of the Termination Date, provided that Employee has achieved any required performance goals in connection therewith;

(3)                                 all accrued and unpaid vacation pay;

(4)                                 such other benefits, if any, to which Employee is entitled under any employee benefit plan of the Company or any Company Affiliate for the period through and including the Termination Date; and

(5)                                 any reimbursable expenses (as provided herein) for the period through and including the Termination Date.

5.3                               Return of Property.  Upon the expiration of the Employment Relationship, Employee will promptly return to the Company all Company property, whether tangible or intangible, that he possessed or had control over at any time during Employee’s employment with the Company, including, all Tangible Materials, and all Company credit cards, access cards, keys, computer equipment, cellular telephones, manuals, directories and books and records and any copies, compilations, extracts, summaries and other notes thereof or relating thereto.

5.4                               Transfer.  Upon the expiration of the Employment Relationship, Employee will cooperate with any request of the Company that is reasonable (as determined in light of Employee’s then current circumstances) relating to: (a) the winding up or transferring to other Company employees of any pending work or projects; (b) the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company; or (c) any matter of which Employee has knowledge relating to Employee’s employment with the Company.

ARTICLE 6 - MISCELLANEOUS

6.1                               Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

6.2                               Entire Agreement.  This Agreement, together with the Existing Confidentiality Provisions, constitutes the entire agreement between the Parties regarding the subject matter herein and supersedes all prior and contemporaneous agreements between the Parties, whether written or oral, with respect to such subject matter.

6.3                               Survivability.  All representations, warranties and agreements herein shall survive and continue to bind the Parties after the execution and delivery of this Agreement and the expiration or earlier termination of this Agreement (whether such termination is voluntary or involuntary or is with or without Cause or Good Reason), to the extent and for as long as may be necessary to give effect to the rights, duties and obligations of the Parties pursuant to this Agreement, subject to any applicable statute of limitations.

6.4                               Waiver.  Failure by either Party to insist upon strict performance of any provision herein by the other Party shall not be deemed a waiver by such Party of its rights or remedies or a waiver by it of any subsequent default by the other Party, and no waiver by either Party shall be effective unless it is in writing and duly executed by such Party.

6.5                               Assignment.  Employee shall not have the right to assign any of his rights or duties hereunder.  In the event of a Change in Control, this Agreement may be assigned by the Company to its successor, provided the assignee shall assume in writing all of the obligations of the Company under this Agreement.

6.6                               Parties Bound.  This Agreement inures to the benefit of and is binding upon the Parties and their respective heirs, legal representatives, successors and permitted assigns, subject to the restrictions against assignment provided in Section 6.5 above.

6.7                               Amendment.  This Agreement may only be amended by a writing executed by both Parties.

6.8                               Headings.  The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9                               Counterparts.  This Agreement may be executed in Two (2) or more counterparts, any of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.10                        Notices.  All notices hereunder shall be in writing and shall be: (a) personally delivered (effective upon personal delivery); or (b) sent by a nationally recognized, commercial overnight delivery service with provisions for a receipt, delivery charges prepaid (effective upon receipt by addressee); and shall be addressed to the Parties as follows:

To the Company:	To Employee:
PCB Group, Inc.	David T. Hore
3425 Walden Avenue	c/o Waterford Advisors, LLC
Depew, New York 14043	6225 Sheridan Drive, Suite 214
Attn.: Joseph M. Marris, General Counsel	Williamsville, New York 14221

Notice of change of address shall be given in accordance with the terms of this Section 6.10 and shall be effective only upon receipt.

6.11                        Disputes.  Any dispute arising between the Parties hereunder shall be subject to the exclusive jurisdiction and venue of and shall be finally settled in an action commenced and maintained in any state or federal court sitting in Erie County, New York.  The Parties irrevocably consent and submit to the personal jurisdiction and venue of said courts and agree not to challenge or assert any defense to the jurisdiction and venue of said courts, including forum non conveniens.

6.12                        Expenses.  The nonprevailing Party in any litigation hereunder shall be required to reimburse the prevailing Party for all reasonable costs and expenses incurred in any such litigation, including reasonable attorneys’ fees and costs.

6.13                        Inconsistencies.  Except as provided in Section 3.3 above, if any provision of this Agreement is inconsistent with any Company Policies, then the provision of this Agreement shall control.  If any provision of this Agreement is inconsistent with the Existing Employment Agreement, then the provisions of this Agreement shall control.

6.14                        Waiver of Jury Trial.  The Company and Employee each hereby expressly waives its/his respective rights to a jury trial of any claim or cause of action arising out of this Agreement or the relationship of the Parties hereunder.  The scope of this waiver is intended to be all-encompassing of any disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  The Company and Employee each further warrants and represents that it/he has reviewed this waiver with its/his legal counsel and that each voluntarily waives its/his jury trial rights following consultation with legal counsel.  This waiver is irrevocable and may only be modified in an amendment to this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to trial (without a jury) by the court.  THE COMPANY AND EMPLOYEE EACH HAS READ AND UNDERSTANDS SECTIONS 6.11 AND 6.12 ABOVE AND THIS SECTION 6.14, WHICH GOVERN REMEDIES, CONFLICT RESOLUTION AND WAIVER OF JURY TRIAL.  THE COMPANY AND EMPLOYEE EACH UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE COMPANY AND EMPLOYEE EACH RESPECTIVELY AGREES THAT THIS CLAUSE CONSTITUTES A WAIVER OF SUCH PARTY’S RIGHT TO A JURY TRIAL.

6.15                        Third Parties.  All Company Affiliates are intended third party beneficiaries of all the Company’s rights and remedies under or by reason of this Agreement.

6.16                        Severability.  If any provision herein is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be automatically reformed and construed so as to be valid, legal and enforceable to the maximum extent permitted by Applicable Law.  Without limiting the generality of the immediately preceding sentence, if any provision herein shall be declared invalid, illegal or unenforceable because it extends for too long a period of time or over too great a range of activities or is too broad a geographic area, such provision shall be interpreted by such court to extend only over the maximum period of time, the maximum range of activities or the maximum geographic area, as the case may be, as to which it may be enforceable.  The invalidity, illegality or unenforceability of any part of this Agreement shall not render invalid the remainder of this Agreement.

6.17                        Cooperation.  Each Party agrees to take all such steps, execute and deliver such further documents and perform such acts as may be reasonably requested by the other Party in order to effectuate the purposes of this Agreement.

6.18                        Construction.  All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular and/or plural as the identity of the Person or the context may require.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement or the changes made through revisions.  Any reference to any federal, state, local, municipal or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean “including, without limitation”.

6.19                        Termination of Existing Employment Agreement. Except to the extent set forth in Section 4.1a above, the Existing Employment Agreement is hereby terminated as of the Effective Date and is of no further force or effect. Except as may be provided by Applicable Law, Employee’s right to benefits (including any group medical and dental insurance, life insurance, disability insurance, 401(k) plan, and all other benefits, if any) as provided in the Existing Employment Agreement, ended on the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Employment Agreement as of the day and year first written above.

THE COMPANY:

PCB GROUP, INC.

By:	/s/ David M. Carroll
David M. Carroll, Treasurer

EMPLOYEE:

/s/ David T. Hore
DAVID T. HORE

SCHEDULE 1.1a

COMPANY AFFILIATES

1.                                      Piezotronics.

2.                                      PCB Piezotronics srl.

3.                                      PCB Piezotronics Europe GmbH.

4.                                      PCB Piezotronics Limited.

5.                                      The Modal Shop, Inc.

6.                                      PCB Group Sales Company, Inc.

7.                                      3395 Walden Avenue Acquisition Corp.

8.                                      DI U.S. Holdings, Inc.

9.                                      Dalimar Instruments ULC.

10.                               Digiducer, Inc.

11.                               PCB Piezotronics S.A.

12.                               PCB Piezotronics Sensor Technology (Beijing) Co. Ltd.

13.                               PCB Synotech GmbH.

14.                               PCB Piezotronics of North Carolina, Inc.

15.                               Accumetrics, Inc.

16.                               PCB Exports, Inc.

SCHEDULE 1.1o

PCB SENIOR MANAGEMENT TEAM

David Carroll, Director of Human Resources, PCB Piezotronics, Inc.

Jeff Case, Vice President, Michigan Operations, PCB Piezotronics, Inc.

Ken Gonyea, Director of Manufacturing, PCB Piezotronics, Inc.

Dave Hore, President, PCB Group, Inc. and PCB Piezotronics, Inc.

Ken Kumiega, Director of Research & Development, PCB Piezotronics, Inc.

Joseph Marris, General Counsel, PCB Group, Inc. and PCB Piezotronics, Inc.

Jim McIntosh, Director of Manufacturing Services, PCB Piezotronics, Inc.

Mike Numrich, Director of Quality, PCB Piezotronics, Inc.

Dave Rosen, General Manager, Utah R&D and Manufacturing Center, PCB Piezotronics, Inc.

Harold Scott, Vice President of Sales and Marketing, PCB Piezotronics, Inc.

Mike Simon, Vice President — Finance, PCB Piezotronics, Inc.

Shawn Thompson, Director of Manufacturing Engineering, PCB Piezotronics, Inc.

Joe Van Slycke, Chief Information Officer, PCB Piezotronics, Inc.

EXHIBIT A

EXISTING CONFIDENTIALITY PROVISIONS

[Attached]

EXCERPTS FROM DAVID T. HORE EMPLOYMENT AGREEMENT

DATED AS OF JANUARY 1, 2004

12.                               Non-Disclosure. The Employee agrees, during the term of this Agreement and at any time thereafter, not to use, make use of, nor to divulge to anyone other than authorized personnel or representatives of the Employer, any information or knowledge relating to the past, present, planned or considered business activities of the Employer or its subsidiaries, including, but not limited to, information about technologies, patents, manufacturing or assembly processes, business plans or strategies, accounting procedures, training methods or techniques, data processes, research, costing, sales prospects, customers or suppliers lists, bidding formulations, formulae, sales, deposits, investments, profits or costs, or any other information regarding the

Employer’s technologies, products, business, operations or methods. The obligation of the Employee hereunder shall not extend to any information (i) demonstrably known to the Employee prior to the commencement of his employment with the Employer from a source other than the Employer, (ii) generally known to the public prior to disclosure to the Employee, or (iii) that is made public or becomes generally known to the public from a source other than the Employee and not as a result of the Employee’s violation of his obligations hereunder.

13.                               Injunctive Relief. The Employee hereby stipulates and agrees that a breach of Sections 11 or 12 of this Agreement will result in irreparable damage and injury to the Employer, for which no money damages could adequately compensate it. Thus, if the Employee breaches Sections 11 or 12 of this Agreement, in addition to all other remedies to which the Employer may be entitled, the Employee agrees that the Employer shall be entitled to an injunction to enforce the provisions of this Agreement, to be issued by any court of competent jurisdiction, to enjoin and restrain the Employee and each and every person, firm or corporation, concerned or acting in concert with the Employee, from the continuance of such breach. The Employee waives any claim or defense that an adequate remedy at law exists for any such breach.

14.                               Survival. The obligations of the Employee pursuant to Sections 11 and 12 hereof shall survive the termination of this Agreement.